Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter “Agreement”) is between USA Truck, Inc., a Delaware corporation (hereinafter referred to as the “Company”) and Christian Rhodes (hereinafter referred to as the “Employee”). Company and Employee may also hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Employee’s position with Company is an at will employment position;

WHEREAS, the Company has decided to terminate the employment of Employee;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

1.     TERMINATION OF EMPLOYMENT: The Parties agree that Employee’s last day of employment with the Company will be February 28, 2017, although Employee will not report for work or perform any work for or on behalf of the Company after January 5, 2017.

Employee shall remain an active employee of the Company through and until February 28, 2017. Company shall pay Employee in accordance with its normal payroll cycle, practices, and procedures for the pay periods of January and February, 2017, and Employee’s compensation for the time period between January 5, 2017, and February 28, 2017, shall constitute Employee’s compensation for the period of time between the date of the Notice of Termination and Date of Termination, as referenced in the Change in Control Severance Agreement dated October 30, 2013 (hereinafter referred to as the “Change in Control Severance Agreement”).

Employee acknowledges that he was given a Notice of Termination, as outlined in the Change in Control Severance Agreement, on January 5, 2017, and that his Date of Termination, as outlined in the Change in Control Severance Agreement, is February 28, 2017.

2.     ACKNOWLEDGMENT OF RECEIPT OF AGREEMENT: Employee acknowledges that he was given this Agreement to consider on January 5, 2017.

3.     ACCEPTANCE OF AGREEMENT: Employee may accept this Agreement only by signing and dating it in its unmodified form in the spaces provided and mailing or delivering it to Company at 3200 Industrial Park Road, Van Buren, AR 72956, Attn: Kandice Harshaw or Nathan Pearcy, no later than 5:00 p.m. Central Time on January 26, 2017. If Employee fails to sign and return the Agreement by this time, the Agreement, and all provisions thereof, shall be deemed to be automatically withdrawn by the Company, shall be null and void, and none of the provisions herein shall be binding on either the Company or Employee.

4.     REVOCATION: Employee may revoke his acceptance of this Agreement at any time within seven (7) calendar days after signing and delivering it to the Company by notifying Company’s Human Resources Department in writing of his decision to revoke. Time is of the essence as it pertains to this Section 4.

5.     EFFECTIVE DATE OF AGREEMENT: The Effective Date of this Agreement shall be the eighth (8th) calendar day after the date at which Employee signs and delivers it to the Company in strict accordance with Section 3 above, unless Employee revokes his acceptance of the Agreement before then in accordance with Section 4 above. If Employee revokes his acceptance of this Agreement in accordance with Section 4 above, this Agreement will not become effective and will not be binding on either Employee or the Company.

6.     COMPENSATION AND BENEFITS TO EMPLOYEE: Subject to the terms of this Agreement, the Company shall provide to the Employee a separation payment (hereinafter referred to as the “Separation Payment”) as a lump sum in the amount of One Hundred Seventy One Thousand One Hundred Twenty-Five Dollars and Fourteen Cents ($171,125.14), which represents: (a). $17,108.07 X 6 months; plus (b). $18,476.72, which represents Employee’s annual bonus compensation for fiscal year 2016 under the Company’s Short Term Incentive Compensation Plan; plus (c). $50,000, as a relocation services benefit. The foregoing lump sum payment shall be subject to applicable deductions and withholdings, as required by applicable law, and shall be made by Company to the Employee within five (5) business days of the Effective Date, as outlined in Section 5 herein.

Company shall also provide Employee with a COBRA notice within the time required by law following Employee’s last day of employment outlined in Section 1 hereinabove.

The Employee’s rights to any grants of equity in the Company by the Company, both as to grants of equity options or grants of restricted shares or restricted stock units, shall be governed by the provisions of any applicable agreements related thereto.

7.     COMMITMENTS BY EMPLOYEE.  Employee agrees that:

a.

He will not at any time, without the prior written consent of Company, either directly or indirectly use, divulge or communicate to any person or entity, in any manner, any confidential or proprietary information of any kind concerning any matters affecting or relating to the business of the Company (meaning, for the purpose of this paragraph, the Company and its affiliated entities including the Released Parties as that term is defined below in Section 11), except if the disclosure: (i) Is required by law; or (ii) Involves information which had been lawfully revealed to Employee by a third (3rd) party having no confidentiality obligation to Company. This prohibition against disclosure includes, but is not limited to, Company’s, and its affiliates’ legal matters, technical data, systems and programs, financial and planning data, marketing strategies, software development, business plans, labor/management information, operational information, pricing, customer information, personnel and Human Resources information, and other confidential business information. Employee is bound by all prior representations of confidentiality and non-disclosure. Employee agrees to take every reasonable step to protect such confidential or proprietary information from being disclosed to third (3rd) parties. If Employee is required, or believes he may be required, to disclose such confidential or proprietary information pursuant to subpoena or other legal process, he shall give the Company prompt notice so that the Company may object or take steps to prevent such disclosure. Employee further agrees that he shall continue to conform, honor and observe Company policies, philosophies and positive relationships with customers, suppliers/vendors, and employees;

b.

Employee agrees not to disparage the Company. Employee understands and agrees that if, at any time, he violates the terms of this Agreement, including but not limited to the confidentiality and non-disparagement term, the Company shall have the right to seek specific performance of this term and/or any other necessary and proper relief including, but not limited to, damages which shall include the monetary consideration referred to in Section 6 of this Agreement and the prevailing Party shall be entitled to recover its reasonable costs and attorney’s fees. This paragraph is not intended to be and does not act as a non-competition clause; and

c.

Employee will, for the indefinite future, fully cooperate with Company (meaning, for the purpose of this paragraph, the Company and its affiliated entities including the Released Parties as that term is defined below in Section 11) in handling its legal and other matters in which he was involved or about which he has knowledge, such as answering inquiries from the Company, testifying and engaging in other efforts on behalf of Company and its affiliated companies. Employee will make himself available upon reasonable notice at reasonable times and places in order to prepare for giving testimony, and to testify at deposition, trial or other legal proceedings, without Company having to serve him with a subpoena. Employee expressly agrees that he will not be entitled to compensation, of any type or in any amount, for any of his time expended in such proceedings, but Company agrees to reimburse Employee for his reasonable out-of-pocket costs and expenses.

8.     TAX CONSEQUENCES. Employee acknowledges and agrees that Company has made no representations to him regarding the tax consequences of any amount received by him pursuant to this Agreement. Employee agrees to pay any and all federal, state or local taxes, if any, which are required by law to be paid by him as a taxpayer with respect to this Agreement. Employee further agrees to indemnify and hold harmless Company from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against Company for any amounts claimed due from him on account of this Agreement or pursuant to claims made under any federal, state or local tax law or regulation and any costs, expenses or damages incurred or sustained by Company by reason of any such claims, including without limitation any amounts paid by Company as taxes, fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.

9.     ENTIRE PAYMENT. Employee agrees that the Separation Payment outlined in Section 6 above shall constitute the entire amount of monetary consideration provided to him under this Agreement and that he shall not seek any further compensation or consideration from the Company or its affiliated entities (including the Released Parties as that term is defined below in Section 11) for any other claimed damages, costs or attorney fees in connection with the matters encompassed in this Agreement.

10.     COMPANY PROPERTY. Employee represents that he has not removed any Company (meaning, for the purpose of this paragraph, the Company and its affiliated entities including the Released Parties as that term is defined below in Section 11) confidential or proprietary records, data or information or other Company property from Company and agrees that, if he has done so, all such records, data or information concerning Company or property thereof in his possession shall be returned to Company immediately. Employee shall immediately return all Company property in his possession, including but not limited to any Company lap top computer or cell phone.

11.    RELEASE. In consideration of the compensation and benefits outlined in Section 6 herein, and for other valuable consideration, Employee and his representatives, heirs, successors, and assigns do hereby completely release and forever discharge Company, its parent, and any present or past affiliates, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, insurers, successors, and assigns (hereinafter referred to individually as a “Released Party” and collectively as the “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which Employee may now have or has ever had, whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, “Released Claims”). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under the Civil Rights Act, Age Discrimination in Employment Act, the Americans with Disabilities Act, and any and all similar claims arising under any statute, law or regulation of the state of Arkansas as well as any claims asserting breach of express and implied contract, breach of the covenant of good faith and fair dealing, wrongful discharge, retaliation, violation of any applicable service letter law(s), negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Employee likewise releases the Released Parties from any and all obligations for attorneys’ fees incurred in regard to the above claims, or otherwise. Notwithstanding the foregoing, Released Claims shall not include: (i) Any claims based on obligations created by or reaffirmed in this Agreement; (ii) Any obligation Company may have under the Company’s retirement plan; (iii) Any obligation the Company may have for any unpaid compensation due Employee for work performed on or prior to the Effective Date; (iv) Any claims for insurance benefits that are covered by the Company’s health insurance plan; (v) Any claims for unemployment benefits that Employee may file, which the Parties acknowledge is a claim against the state unemployment fund and is not a claim against the Company or the Released Parties in any event; or (vi) Any rights or claims that arise after the date on which Employee signs and delivers this Agreement to Company.

12.     WAIVER OF UNKNOWN CLAIMS. The Parties understand and agree that Released Claims include not only claims presently known to Employee, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of Released Claims as described in Section 11. Employee understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts.

13.      COVENANT NOT TO SUE. Employee agrees not to file a lawsuit against any Released Party under any contract (express or implied), or under any federal, state, or local law, statute, or regulation pertaining in any manner to Released Claims. Employee also agrees not to request a service letter (if applicable) under any state service letter law. Notwithstanding the foregoing, nothing in this section shall prohibit Employee from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, or other applicable state agency. However, Employee understands and agrees that, by entering into this Agreement, he is waiving and releasing any and all individual claims for relief.

14.    CONFIDENTIALITY AND NON-DISPARAGEMENT. Employee understands and agrees that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by Employee, or anyone acting on his behalf, through his knowledge or for his benefit, to any entity or person, for any reason, at any time, without the prior written consent of Company, unless required by law. Prior to any disclosure by Employee that he feels is required by law, Employee must first notify Company of his intention to disclose the information, with a minimum of 15 days’ advance notice, to enable the Company to take appropriate legal action to prevent the disclosure if the Company believes the disclosure is not authorized. Notwithstanding the foregoing, Employee may disclose the terms of this Agreement for legitimate business reasons to legal, financial, and tax advisors.

15.     NO ADMISSION OF LIABILITY. This Agreement does not constitute an admission by Company of any liability to Employee, and Employee understands that Company expressly denies any liability to Employee.

16.     AGE DISCRIMINATION CLAIMS. Employee understands and agrees that, by entering into this Agreement, (i) He is waiving any rights or claims he/she might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and any similar law of the State of Arkansas; (ii) He has received consideration beyond that to which he was previously entitled, including, but not limited to the compensation, benefits and other payments specified in Section 6, above; (iii) He has been advised to consult with an attorney before signing this Agreement; and (iv) He has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) calendar days prior to his execution of the Agreement and has been given a period of seven (7) calendar days to revoke his acceptance of this Agreement if he chooses to do so after he has signed it, all as more fully provided for elsewhere in this Agreement.

17.     EMPLOYEE REPRESENTATIONS. Employee represents and warrants that he has been paid all compensation owed (including, but not limited to, overtime and bonus compensation) and for all hours worked, has received all the leave and leave benefits and protections for which he was eligible, pursuant to the Family and Medical Leave Act or otherwise, and has not suffered any on-the-job injury for which he has not already filed a claim.

18.     INTEGRATION. The Parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Employee, Company, or any other Released Party concerning the subject matter of this Agreement, except as expressly set forth in this Agreement; and that all agreements and understandings between the Parties concerning the subject matter of this Agreement are embodied and expressed in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings among Employee, Company, and any other Released Party, whether written or oral, express or implied, with respect to the employment, termination, and benefits of Employee, including without limitation, any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect.

The Parties agree that this Agreement supersedes and replaces the Change in Control Severance Agreement between them, with respect to the matters outlined herein. Employee explicitly agrees that upon payment of the Separation Payment, as outlined in Section 6 herein, Company has fulfilled all of its obligations under the Change in Control Severance Agreement.

19.     ASSIGNMENT, SUCCESSORS AND ASSIGNS. Employee agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Employee represents that he has not previously assigned or transferred any claims or rights released by him pursuant to the Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party. This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

20.     SEVERABILITY. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

21.     GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the United States and to the extent applicable, the laws of the State of Arkansas, without regard to conflict of laws principles.

22.     INTERPRETATION. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against either Party. By way of example and not in limitation, this Agreement shall not be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

23.     VOLUNTARY AGREEMENT. Employee acknowledges that he has read this entire Agreement, that Employee fully understands its meaning and effect, and that Employee has voluntarily signed this Agreement.

24.     ADVICE TO EMPLOYEE. Employee is hereby advised to consult an attorney prior to signing this Agreement.

IN WITNESS WHEREOF, Employee and a duly authorized representative of Company have signed this Agreement to be effective as provided in Section 5 above.

EMPLOYEE

	/s/ Christian Rhodes	1-17-17
	Christian Rhodes	Date

USA TRUCK INC.

By:	/s/ James Reed	1-30-17
Date

	James D. Reed	CFO
	Printed Name	Title